Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363
Benjamin Franklin Bancorp Reports Results for Second Quarter of 2006; Declares Quarterly Dividend;
Announces Stock Purchase in Connection with Stock Incentive Plan
FRANKLIN, MASSACHUSETTS (July 27, 2006): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.3 million, or $.16 per share (basic and diluted), for the quarter ended June 30, 2006. For the six months ended June 30, 2006, the Company reported earnings of $2.5 million or $.32 per share. Comparable 2005 results were affected by two non-recurring charges, resulting in a $2.5 million loss for the second quarter of 2005 and a $2.2 million loss for the 6 months ended June 30, 2005.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.03 per common share, payable on August 25, 2006 to stockholders of record as of August 11, 2006.
Further, the Company announced today that its Board of Directors has authorized the purchase of up to 239,096 shares of the Company’s common stock in connection with anticipated awards of restricted stock under the Company’s 2006 Stock Incentive Plan, approved by stockholders at their Annual Meeting on May 11, 2006. The purchases will be effected through open market transactions or negotiated block transactions, at the discretion of management. The exact timing of the purchases will depend on market conditions and other factors, such as Company-imposed blackout periods.
Thomas R. Venables, President and CEO, noted: “As we reflect on our first full year as a public company, we are encouraged by the progress we’ve made, and in particular by the steady growth in our commercial business lines. Although the current environment continues to challenge all of us, we remain focused on expanding our retail and commercial presence in our market area.”
In the first six months of 2006, the Company’s balance sheet increased by $29.8 million, or 3.4%, to $896.8 million. Asset growth was focused primarily in loans, which increased by $19.0 million or 3.1% during the six month period. Smaller increases occurred in short-term investments, which rose by $4.2 million or 35.1%, and in securities , which rose by $2.4 million or 1.8%. Asset growth was funded by increases in deposit balances aggregating $17.8 million or 2.9%, and in borrowed funds, which increased by $9.6 million or 6.9% in the first six months of 2006.

Growth in time deposit accounts, which increased by $15.9 million or 6.0% in the six month period ended June 30, 2006, caused most of the increase in total deposits. Also increasing during this six month period were NOW accounts (up $2.7 million), money market accounts (up $2.2 million), demand deposits (up $1.5 million), offset by a $4.4 million, or 4.5% decrease in savings accounts. With increases in short-term market interest rates, customers have increasingly shown a preference for short-term time deposits and other higher-yielding core accounts, rather than savings deposits.
The increase in loans during the first six months of 2006 was principally the result of growth in the Bank’s commercial loan portfolio, as commercial real estate loans increased by $14.9 million or 7.1% and commercial business loans increased by $1.3 million or 6.6%, offset by a decline in construction loans outstanding of $5.1 million or 8.5%. While the Company continues to emphasize commercial lending generally, its construction lending for residential development projects has declined over the past six months, as demand has slackened due to an increase in inventory of unsold residential units in the Bank’s market area. Residential mortgage and consumer loans also increased during the period, rising by $4.2 million (1.5%) and $3.7 million (10.6%), respectively.
Non-performing assets as a percentage of total assets remained low, at 0.01% as of June 30, 2006. The allowance for loan losses as a percent of total loans was essentially unchanged at .92% as of June 30, 2006, compared to 0.91% of total loans at June 30, 2005.
The Company’s net interest margin (“NIM”) was 3.06% for the three months ended June 30, 2006, a decrease of 20 basis points compared to the second quarter of 2005. The FHLBB deferred the declaration of its quarterly stock dividend, due to a one-time change in its dividend schedule, causing approximately 5 basis points of the decline in the Company’s NIM for the quarter. The remainder of the reduction in the NIM is due to increases in funding costs, which have outpaced increases in yields earned on loans and securities over the past year. In particular, increases in rates paid on interest-bearing deposits have risen by 101 basis points compared to the second quarter of 2005, as customers have indicated a clear preference for high-yield money market accounts and short-term time deposits. The increase in short-term market interest rates and intense competitive pressure in the Bank’s market area has driven up interest rates on these products significantly over the past twelve months.
Adjusted for the negative effect of the omission of the FHLBB stock dividend (estimated at $97,000, the amount earned in the first quarter of 2006), net interest income in the second quarter of 2006 was little changed from the amount earned in the comparable 2005 quarter. The unfavorable effect of the decrease in the NIM was offset nearly entirely by growth in earning assets, which rose by $31.2 million to $776.2 million on average, compared to an average of $745.0 million in the second quarter of 2005.
The loan loss provision for the second quarter of 2006 was $122,000, a significant reduction from the $328,000 provided in the comparable 2005 quarter. The provision recorded in each quarter is primarily reflective of the net growth in new loans during the quarter, offset by the effect of any recoveries.
Non-interest income for the quarter totaled $1.5 million, an increase of $317,000 or 25.1% compared to the second quarter of 2005, after adjusting both periods for the effect of non-recurring write-downs of bank-owned assets. Most of this growth is attributable to a $213,000 or 41.8% increase in fee revenue generated by CSSI, the Bank’s ATM servicing subsidiary.
The Company’s adjusted efficiency ratio for the quarter (excluding amortization of the core deposit intangible and gains/losses on sales of bank assets) stood at 68.4% compared to 62.7% in the year earlier period, as operating expenses have increased in order to support the Company’s lending growth and public company status. Without those non-GAAP adjustments, the efficiency ratio based on GAAP numbers for the quarter was 71.7% versus 145.1% for the comparable quarter in 2005. For a reconciliation, see the table at the end of this release.
The scheduled opening of a new branch in Wellesley, MA in the third quarter of 2006 and the projected opening of a branch in Watertown, MA in early 2007 (subject to receipt of all required local approvals), will serve to increase operating expenses in the near-term. Also, the granting of restricted stock and stock options under the stock-based incentive plan will increase the Company’s compensation costs in the periods in which such awards and options vest. The Company anticipates that those costs will begin to be realized in the third quarter of 2006.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and due from banks	$15,571	$16,499
Cash supplied to ATM customers	40,121	37,200
Short-term investments	16,278	12,051

Total cash and cash equivalents	71,970	65,750

Securities available for sale, at fair value	124,331	122,379
Securities held to maturity, at amortized cost	60	109
Restricted equity securities, at cost	10,480	10,012

Total securities	134,871	132,500

Loans Residential real estate	290,452	286,204
Commercial real estate	223,944	209,009
Construction	55,263	60,399
Commercial business	20,426	19,162
Consumer	38,514	34,814
Net deferred loans costs	1,157	1,214

Total loans, gross	629,756	610,802
Allowance for loan losses	(5,797)	(5,670)

Loans, net	623,959	605,132

Premises and equipment, net	11,147	11,167
Accrued interest receivable	3,178	3,045
Bank-owned life insurance	10,238	7,451
Goodwill	33,763	33,763
Identifiable intangible asset	3,555	4,133
Other assets	4,154	4,116

	$896,835	$867,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Regular savings	$93,547	$97,960
Money market accounts	96,523	94,347
Now accounts	34,830	32,147
Demand deposit accounts	125,887	124,396
Time deposit accounts	278,711	262,823

Total deposits	629,498	611,673

Short-term borrowings	15,000	—
Long-term debt	134,954	140,339
Other liabilities	8,118	6,933

Total liabilities	787,570	758,945

Common stock, no par value; 75,000,000 shares authorized;
8,488,898 shares issued and outstanding	—	—
Additional paid-in capital	82,866	82,849
Retained earnings	34,962	32,942
Unearned compensation	(5,261)	(5,353)
Accumulated other comprehensive loss	(3,302)	(2,326)

Total stockholders’ equity	109,265	108,112

	$896,835	$867,057

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)
Interest and dividend income:
Loans, including fees	$9,236	$8,048	$18,078	$12,940
Debt securities	1,377	893	2,639	1,554
Dividends	23	94	143	162
Short-term investments	186	151	402	244

Total interest and dividend income	10,822	9,186	21,262	14,900

Interest expense:
Interest on deposits	3,535	2,193	6,637	3,424
Interest on borrowings	1,373	935	2,799	1,789

Total interest expense	4,908	3,128	9,436	5,213

Net interest income	5,914	6,058	11,826	9,687

Provision for loan losses	122	328	128	496

Net interest income, after provision for loan losses	5,792	5,730	11,698	9,191

Other income:
ATM servicing fees	722	509	1,334	509
Deposit service fees	341	298	670	504
Loan servicing fees	155	132	276	204
Investment sales commissions	30	89	97	146
Gain on sale of loans, net	73	4	138	20
Security impairment writedown	(35)	—	(35)	—
Loss on sale/write-down of bank-owned land, net	—	(1,020)	—	(1,020)
Income from bank-owned life insurance	85	59	150	118
Miscellaneous	176	174	315	256

Total other income	1,547	245	2,945	737

Operating expenses:
Salaries and employee benefits	2,725	2,466	5,446	4,480
Occupancy and equipment	642	658	1,308	1,099
Data processing	452	535	900	872
Professional fees	355	238	733	367
Marketing and advertising	148	117	311	273
Contribution to Benjamin Franklin Bank Charitable Foundation	—	4,000	—	4,000
Amortization of core deposit intangible	277	554	578	599
Other general and administrative	756	574	1,398	916

Total operating expenses	5,355	9,142	10,674	12,606

Income (loss) before income taxes	1,984	(3,167)	3,969	(2,678)

Provision (benefit) for income taxes	724	(625)	1,441	(466)

Net income (loss)	$1,260	$(2,542)	$2,528	$(2,212)

Weighted-average shares outstanding:
Basic	8,030,629	N/A	8,028,636	N/A
Diluted	8,030,629	N/A	8,028,636	N/A

Earnings per share:
Basic	$0.16	N/A	$0.32	N/A
Diluted	$0.16	N/A	$0.32	N/A

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS AND OTHER DATA
(In thousands, except per share data) (Unaudited)

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Financial Highlights:
Net interest income	$5,914	$6,058	$11,826	$9,687
Net income (loss)	$1,260	$(2,542)	$2,528	$(2,212)
Shares outstanding — end of period	8,034,614	n/a	8,034,614	n/a
Weighted average shares outstanding:
Basic	8,030,629	n/a	8,028,636	n/a
Diluted	8,030,629	n/a	8,028,636	n/a
Shareholders’ equity	$109,265	$109,229
Book value per share	$13.60	$13.33
Tangible book value per share	$8.96	$8.61

Ratios and Other Information:
Return on average assets	0.57%	-1.20%	0.58%	-0.64%
Return on average equity	4.64%	-9.67%	4.69%	-6.50%
Average interest rate spread (1)	2.49%	2.89%	2.54%	2.75%
Net interest margin (2)	3.06%	3.26%	3.10%	3.15%
Efficiency ratio (3)	68.41%	62.69%	68.83%	70.08%
Non-interest expense to average total assets (4)	2.42%	4.31%	2.43%	3.68%
Average interest-earning assets to average interest-bearing liabilities	120.66%	122.56%	120.44%	123.40%

At period end:
Non-performing assets to total assets	0.01%	0.04%
Non-performing loans to total loans	0.02%	0.06%
Allowance for loan losses to non-performing loans	4354.94%	1592.13%
Allowance for loan losses to total loans	0.92%	0.91%

Equity to total assets	12.18%	12.62%
Tier 1 leverage capital ratio	9.89%	9.96%
Total risk-based capital ratio	15.05%	15.34%

Number of full service offices	9	9

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent on average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets and (in 2005) the contribution to the Benjamin Franklin Bank Charitable Foundation, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets). Without those non-GAAP adjustments the efficiency ratio based on GAAP numbers for the periods shown were 71.77%, 145.05%, 72.26%
and 120.93%, respectively. For a reconciliation, see the table at the end of this release.

(4)	For the three and six-month 2005 periods, if the Charitable Foundation contribution were excluded, the ratio of non-interest expense to average total assets would have been 2.42% and 2.51%, respectively.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME
 (Dollars in thousands) (Unaudited)

	Three Months Ended June 30,
	2006			2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)

Interest-earning assets:
Loans	$620,986	$9,236	5.91%	$589,869	$8,048	5.47%
Securities	139,739	1,400	3.94%	128,698	987	3.08%
Short-term investments	$15,504	186	4.75%	26,429	151	2.29%

Total interest-earning assets	776,229	10,822	5.54%	744,996	9,186	4.95%
Non-interest-earning assets	113,054			106,428

Total assets	$889,283			$851,424

Interest-bearing liabilities:
Savings deposits	$94,810	121	0.51%	$109,318	142	0.52%
Money market	116,061	716	2.47%	117,969	458	1.56%
NOW accounts	28,250	10	0.15%	36,240	32	0.35%
Certificates of deposits	277,996	2,688	3.88%	244,490	1,561	2.56%

Total deposits	517,117	3,535	2.74%	508,017	2,193	1.73%
Borrowings	126,214	1,373	4.30%	99,857	935	3.76%

Total interest-bearing liabilities	643,331	4,908	3.05%	607,874	3,128	2.06%
Non-interest bearing liabilities	136,999			138,073

Total liabilities	780,330			745,947
Equity	108,953			105,477

Total liabilities and equity	$889,283			$851,424

Net interest income		$5,914			$6,058

Net interest rate spread (2)			2.49%			2.89%
Net interest-earning assets (3)	$132,898			$137,122

Net interest margin (4)			3.06%			3.26%
Average interest-earning assets to interest-bearing liabilities			120.66%			122.56%

(1)	Yields and rates for the three months ended June 30, 2006 and 2005 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME
 (Dollars in thousands)

	Six Months Ended June 30,
	2006			2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)

Interest-earning assets:
Loans	$613,788	$18,078	5.88%	$489,108	$12,940	5.34%
Investment securities	138,280	2,782	4.03%	110,167	1,716	3.14%
Short-term investments	$17,589	402	4.55%	21,272	244	2.31%

Total interest-earning assets	769,657	21,262	5.51%	620,547	14,900	4.84%
Non-interest-earning assets	114,487			71,073

Total assets	$884,144			$691,620

Interest-bearing liabilities:
Savings deposits	$95,712	239	0.50%	$102,177	258	0.51%
Money market	107,372	1,226	2.30%	87,618	668	1.54%
NOW accounts	27,706	20	0.15%	29,161	40	0.28%
Certificates of deposits	276,957	5,152	3.75%	193,450	2,458	2.56%

Total deposits	507,747	6,637	2.64%	412,406	3,424	1.67%
Borrowings	131,314	2,799	4.24%	90,485	1,789	3.99%

Total interest-bearing liabilities	639,061	9,436	2.97%	502,891	5,213	2.09%
Non-interest bearing liabilities	136,372			120,171

Total liabilities	775,433			623,062
Equity	108,711			68,558

Total liabilities and equity	$884,144			$691,620

Net interest income		$11,826			$9,687

Net interest rate spread (2)			2.54%			2.75%
Net interest-earning assets (3)	$130,596			$117,656

Net interest margin (4)			3.10%			3.15%
Average interest-earning assets to interest-bearing liabilities			120.44%			123.40%

(1)	Yields and rates for the six months ended June 30, 2006 and 2005 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Efficiency ratio based on GAAP numbers	71.77%	145.05%	72.26%	120.93%
Effects of amortization of intangible assets	(3.73)	(7.57)	(3.94)	(5.24)
Franklin Bank Charitable Foundation Effects of contribution to the Benjamin	—	(54.66)	—	(35.01)
Effects of net gain/(loss/write-down) on sale of bank assets	.37	(20.13)	.51	(10.59)

Efficiency ratio — Reported	68.41%	62.69%	68.83%	70.09%